[LETTERHEAD OF STIRTZ BERNARDS BOYDEN SURDEL & LARTER]

Securities and Exchange commission
Washington, D.C. 20549

Gentlemen:

We were previously principal accountants for Nortech Forest Technologies, Inc. (Nortech) and on January 21, 1999, we reported on the financial statements of Nortech as of and for the two years ended December 31, 1998. On August 30, 1999, we were dismissed as principal accountants of Nortech. We have read Nortech's statements included under Item 4 of its Form 8-K for August 30, 1999, and we agree with such statements.

Sincerely,



/s/ Stirtz Bernards Boyden Surdel & Larter
Stirtz Bernards Boyden Surdel & Larter

Edina, Minnesota
September 1, 1999